SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This Settlement Agreement and Mutual Release of Claims ("Release"), executed to be effective as of October 14, 2003 ("Effective Date") is made and entered into by and among Home Solutions of America, Inc., a Delaware corporation ("HSOA"), on the one side, and Jeff Hawkins, an individual resident of the State of Texas ("Hawkins"), and CTRS Holding Corp., a Texas corporation ("HOLDCO"), on the other side, on March 29, 2004 this Release was fully executed by all parties ("Execution Date").

I.  OPERATIVE FACTS

A.        On July 10, 2003, HSOA acquired 1,000 shares of common stock (the "CTRS Shares"), constituting 100% of the outstanding stock, of Central Texas Residential Services, Inc., a Texas corporation ("CTRS"), from Hawkins and HOLDCO (together, the "Shareholders"), pursuant to a Stock Purchase Agreement and Plan of Reorganization dated July 10, 2004 (the "SPA")

B.         On July 10, 2003, HSOA and the Shareholders also entered into an Escrow Agreement (so called herein), HSOA and each Shareholder entered into a Registration Rights Agreement (so called herein), and CTRS and Hawkins entered into an Executive Employment Agreement (so called herein);

C.         In exchange for the CTRS Shares of CTRS, Hawkins received 250,000 shares of the common stock, $.001 par value ("Common Stock"), of HSOA (the "Hawkins Shares"), and HOLDCO received 600,000 shares of Common Stock (the "HOLDCO Shares");

C.         In exchange for the consideration exchanged below, the receipt and sufficiency of which are hereby acknowledged, HSOA, on the one side, and Hawkins and HOLDCO, on the other side, agree and covenant as follows:

II.                TERMS OF SETTLEMENT

1.         Releases by Hawkins and HOLDCO.  In consideration for the transfer from HSOA of the CTRS Shares and HSOA's release of Hawkins and HOLDCO set forth below, Hawkins and HOLDCO, together with any person or entity claiming through either of Hawkins or HOLDCO, hereby release, acquit, and forever discharge HSOA, and its officers, directors, stockholders, employees, agents, attorneys, and representatives (such persons and entities being hereinafter referred to as a "HSOA Released Party"), from any and all debts, claims, obligations, liabilities, demands, damages, actions, or causes of every nature and kind whatsoever, monetary or otherwise, whether known or unknown, in law or in equity, now existing or arising in the future, for, in connection with, attributable to, or arising out of any action, omission, occurrence, event, or dealings, directly or indirectly, with, between, or among the parties hereto and/or any HSOA Released Party prior to the date of this Release.

2.         Releases by HSOA.  In consideration for the transfer of the Hawkins Shares to HSOA from Hawkins, and the transfer of the HOLDCO Shares to HSOA from HOLDCO, and Hawkins's and HOLDCO's release of HSOA set forth in Section 1 above, HSOA, together with any person or entity claiming through HSOA, hereby releases, acquits, and forever discharges Hawkins and HOLDCO and his or its respective heirs, officers, directors, stockholders, employees, agents, attorneys, and representatives (such persons and entities being hereinafter referred to as a "Shareholder Released Party"), from any and all debts, claims, obligations, liabilities, demands, damages, actions, or causes of every nature and kind whatsoever, monetary or otherwise, whether known or unknown, in law or in equity, now existing or arising in the future, for, in connection with, attributable to, or arising out of any action, omission, occurrence, event, or dealings, directly or indirectly, with, between, or among the parties hereto and/or any Shareholder Released Party prior to the date of this Release.

3.         Covenant Not to Sue.  Each party, by executing this Release, hereby covenants that he or it will not bring any action or proceeding, or cause any entity owned, affiliated, or controlled by him or it to bring any action or proceeding, or assist in the prosecution of any action or proceeding by any person purporting to claim through him or it in any court or tribunal seeking any kind of relief, either monetary or equitable, with respect to any claim released herein.

4.         Payment and Consideration.  The parties further that, upon the execution of this Release:

(a) HSOA hereby transfers the CTRS Shares to Hawkins and HOLDCO, as evidenced by its delivery of one or more stock certificates for such shares, together with a stock power executed in blank therefor.

(b) Hawkins hereby transfers the Hawkins Shares to HSOA, as evidenced by his delivery of one or more stock certificates for such shares, together with an executed stock power agreement.

(c) HOLDCO hereby transfers the HOLDCO Shares to HSOA, as evidenced by its delivery of one or more stock certificates for such shares, together with a stock power executed in blank therefor.

5.         Termination of Agreements.  The parties further agree as follows:

(a) CTRS is no longer owned by HSOA upon the execution of this Release, and, as such, HSOA has no further employment duties or responsibilities to Hawkins hereafter, under the Executive Employment Agreement or otherwise.

(b) HSOA, Hawkins and HOLDCO agree that the SPA, the Escrow Agreement, and each Registration Rights Agreement shall hereafter be null and void, and have no legal effect.

6.         Hawkins's and HOLDCO's Warranty of Right to Settle.  Hawkins and HOLDCO expressly warrant to HSOA that no claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses, or other rights of Hawkins and/or HOLDCO that are mentioned in this Release have been assigned, conveyed, or in any manner whatsoever transferred to any other person or entity and that Hawkins and/or HOLDCO are the sole owners and holders of such claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses or other rights of Hawkins and/or HOLDCO.

7.         HSOA's Warranty of Right to Settle.  HSOA expressly warrants to Hawkins and HOLDCO that no claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses, or other rights of HSOA that are mentioned in this Release have been assigned, conveyed, or in any manner whatsoever transferred to any other person or entity and that HSOA is the sole owner and holder of such claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses or other rights of HSOA.

8.         No Adverse Interference From Settlement.  This Release shall not be construed as an admission of liability, which liability is expressly denied by all parties.

            9.         Severability.  Should any part, term, or provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and any part, term or provision, if finally declared or determined by any court to be illegal or invalid, shall be deemed not to be a part of this Release, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal or invalid part, term or provision as may be possible and be legal, valid and enforceable.

10.       Applicable Law; Jurisdiction and Venue.  The validity, effect, and performance of this Release and the obligations and rights of the parties hereunder shall be determined, interpreted, resolved, and governed by reference to the laws of the State of Texas.  Further, all parties agree to submit to the personal jurisdiction of a court having proper subject-matter jurisdiction that sits in Harris County, Texas for resolution of any and all disputes that may arise between the parties related to this Release.

11.       Multiple Counterparts.  This Release may be executed in multiple counterparts, including by facsimile signature.

12.       Headings.  The headings contained in this Release are for convenience only and are not intended to vary or supplement the terms of the section that follows the heading.  The headings are not to be given any weight if an issue arises regarding the interpretation of this Release.

13.       Parties in Interest. This Release shall inure to the benefit of and shall be binding upon the undersigned parties and their respective heirs, executors, administrators, trustees, successors, and assigns.

14.       Attorneys' Fees.  Each of the parties to this Release shall bear its own costs and attorneys' fees incurred in connection with this matter, including, but not limited to, all costs and fees incurred in connection with the preparation and final execution of this Release, and the parties hereby waive any right to claim such costs or attorneys' fees against each other.  However, any party to this Release bringing suit to enforce any right or obligation hereunder shall be entitled to its reasonable and necessary attorney's fees, costs and expenses incurred in so doing, should that party prevail.

15.       Mutual Efforts.  The parties hereby agree that this Release was drafted through the mutual efforts of all parties.

16.       Warranty of Authority.  Each signatory of this Release hereby represents and warrants that he has been duly authorized to execute this Release by the party(ies) for which he purports to act.

17.       Further Assurances.  At, and from time to time after, the Execution Date, at the request of any party, but without further consideration, each other party shall promptly execute and deliver such other documents and instruments and take such other action as the requesting party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

18.       Entirety.  This Release constitutes the entire agreement of the parties, it is contractual, and not mere recitals.

19.       Modification.  This Release cannot be amended, modified or supplemented except by a writing executed by all of the parties hereto.  No waiver of any of the provisions of this Release shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver, unless expressly stated in writing by the party to be charged.  No waiver of any provision of this Release shall be binding in any event, unless executed in writing by the party making the waiver.

20.       Integration.  This Release constitutes a single integrated written agreement that expresses the entire agreement between the parties hereto pertaining to the subject matters contained in the Release and supersedes all prior and contemporaneous written or oral agreements or representations of the parties, all of which have become merged and finally integrated into this Release.  No oral understanding, statements, promises or inducements contrary to the terms of this Release exist.  This Release cannot be changed or terminated orally.

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To evidence his or its agreement with the terms of this Release, the parties hereto have executed this Release as of the date first set forth above.

HOME SOLUTIONS OF AMERICA, INC.

By:___________________________________
       Rick J. O'Brien

       Chief Financial Officer

CTRS HOLDING CORP.

By:____________________________________

Name:

Title:

Jeff Hawkins